                                                                   Exhibit 10.19


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of January 17, 2002 to be effective on February 18, 2002 (the "Effective Date"), by and between Assisted Living Concepts, Inc., a Nevada corporation with a principal address at 11835 NE Glenn Widing Drive, Building E, Portland, Oregon 97220-9057 (together with its successors and assigns, the "Corporation") and Steven Vick, an individual residing at 11429 North Justin Drive, Mequon, Wisconsin 53092 (the "Employee").

                                   WITNESSETH:

         WHEREAS, the Corporation desires to employ the Employee as the President and Chief Executive Officer of the Corporation; and

         WHEREAS, the Employee desires to be so employed by the Corporation; and

         WHEREAS, the Corporation and the Employee desire to set forth in writing their agreements regarding the employment and compensation of the Employee;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee agree as follows:

         1. Employment. The Corporation hereby employs the Employee as the President and Chief Executive Officer of the Corporation, for the Term (as defined in Section 7) of this Agreement, and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

         2. Duties; Location. In his capacity as the President and Chief Executive Officer of the Corporation, the Employee shall timely and faithfully perform and discharge the duties of such position set forth in the by-laws of the Corporation, as amended and in effect from time to time, as well as such other duties as shall be prescribed from time to time by the Board of Directors of the Corporation, provided however, that Employee shall have the duties, responsibilities and authority associated with the position of the President and Chief Executive Officer and shall not be requested to perform duties not commensurate with such position. The Employee shall report to, and be subject to the supervision and control of, the Board of Directors of the Corporation. The Employee shall also serve as a Director of the Corporation, and as an officer and/or Director of affiliates of the Corporation, and shall do so without additional compensation. The Employee shall devote his full time to the business of the Corporation and shall faithfully perform the executive duties assigned to him to the best of his ability, provided however, Employee may serve on civic or charitable boards or committees, fulfill speaking engagements, and manage a financial portfolio of personal investments so long as such activities do not interfere with the performance of Employee's duties hereunder.

                                                                   Exhibit 10.19

         Employee's location of employment shall be at the Company's principal executive offices in Portland, Oregon. The Corporation may not transfer Employee to any other location without Employee's prior written consent unless the transfer is at the Corporation's expense and results from the relocation of the Company's principal executive offices and the relocation thereto of other executive officers of the Corporation.

         3. Compensation. As compensation for the services to be rendered by the Employee to the Corporation pursuant to this Agreement during the Term:

                  (a) Salary. The Corporation shall pay the Employee a base salary at the annualized rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00), payable in accordance with the Corporation's usual payroll practices, and subject to withholding therefrom of federal and state income taxes, any other employment taxes required to be collected or withheld by the Corporation, and other amounts required or requested by Employee to be withheld. Such salary shall be subject to annual review but not reduction by the Board of Directors and Compensation Committee of the Corporation.

                  (b) Bonus. The Corporation shall pay the Employee a bonus to be calculated according to the following formula: the bonus shall be in the amount of fifty thousand dollars ($50,000) for each million dollars of earnings of the Corporation, for fiscal year 2002, before depreciation, amortization (excluding the amortization on loan fees and other finance costs shown in the other expense section of the projected income statement for 2002, as presented to the Board of Directors on January 3, 2002) and taxes, excluding any one-time gain from the sale of assets and any one-time charge. The bonus shall be calculated after the Corporation's audit for the year 2002. The Corporation shall pay the Employee an advance against the bonus of $25,000 per quarter, commencing April 1, 2002. If the bonus is insufficient to cover the advances, such advances shall be applied to the following year's bonus to the extent they exceed the 2002 bonus. The Employee's bonus for the years 2003 and 2004 shall be determined by the Board of Directors and Compensation Committee of the Corporation , but the basis for determining the bonus, as set forth above, shall not be changed in such a way as to reduce the amount of the bonus unless Employee receives base salary and bonus for the year in question of at least six hundred thousand dollars ($600,000).

                  (c) Insurance, etc. Subject to the Employee's meeting the eligibility requirements of the provider(s) (including without limitation any waiting periods), the Employee shall be eligible to participate in any health care plan, dental care plan, life insurance plan, long-term disability insurance plan, retirement plan, 401(k) plan and any other employee benefit plan sponsored or maintained by the Corporation from time to time, on the same basis as other employees of the Corporation similarly situated. Nothing in this Section 3(c) shall obligate the Corporation to sponsor, maintain or provide access to any such plan generally or limit the discretion of the Corporation to terminate or modify the terms of any such plan or change providers thereof.

                                                                   Exhibit 10.19

                  (d) Vacation. The Employee shall be entitled to four (4) weeks of vacation per calendar year. Fifty percent (50%) of any unused vacation time shall expire at the close of business on December 31 of each year. The Employee shall not be entitled to any payment or other compensation in lieu of unused vacation time.

                  (e) Expenses. The Corporation shall reimburse the Employee's documented, reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance and discharge of his duties on behalf of the Corporation in accordance with and subject to the Corporation's policies and procedures regarding expense reimbursement in effect from time to time.

                  (f) Moving Expenses. The Corporation shall pay directly or reimburse the Employee, at the Employee's option, for all reasonable, itemized allocable moving expenses, up to one hundred fifty thousand ($150,000.00) dollars, incurred in connection with the Employee relocating to the Portland, Oregon area.

                  (g) Apartment. In connection with the Employee relocating to the Portland, Oregon area, the Corporation shall reimburse the Employee for all rental and related payments for an apartment in Portland, Oregon for up to six months, provided that the cost of the apartment shall not be unreasonable in the reasonable opinion of the Board of Directors of the Corporation.

                  (h) Automobile. The Corporation shall reimburse the Employee for all lease payments and other automobile-related expenses incurred in connection with the Employee's leasing and use of an automobile during the term of this Agreement, provided that such lease payments and other automobile-related costs shall not be unreasonable in the reasonable opinion of the Board of Directors of the Corporation. At Employee's option, the Corporation will instead pay Employee an automobile allowance of six hundred dollars ($600.00) per month plus reimburse Employee for gasoline and reasonable maintenance.

                  (i) Stock Options. Pursuant to a separate stock option agreement to be entered into between the Corporation and the Employee, the Employee shall receive a non-qualified stock option for the purchase of sixty-five thousand (65,000) shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"). The option shall vest over three years at the rate of 59.30657 shares per calendar day. The exercise price for each share of Common Stock shall be the closing price of the Common Stock on the date of the grant of the option. The Employee acknowledges that all options shall be governed by the Corporation's stock option plan, which is currently being developed, and that any inconsistencies between this section and said stock option plan shall be controlled by the stock option plan, provided that the exercise price, number of shares and vesting schedule shall not be adversely affected thereby.

                                                                   Exhibit 10.19

         4. "Key Man" Life Insurance. The Corporation, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Employee in any amount or amounts considered advisable by the Corporation, and the Employee shall submit to any medical or other examination, and shall execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

         5. Restrictions on the Disclosure of Proprietary Information.

                  (a) Proprietary Information. For purposes of this Agreement, the term "Proprietary Information" shall mean all confidential knowledge and information in any form or medium which the Employee acquires, learns or becomes aware of as a result of or in connection with his employment with the Corporation concerning (i) the Corporation's business, financial condition, operations, strategic planning, research and development activities, current or proposed products, product designs, trade secrets, competitive business information, patents, patent rights, inventions, technology, copyrights, software (including without limitation, source code, object code and firmware), improvements, applications, processes, services, cost and pricing policies, client lists, vendor relationships and contact lists, and (ii) information of the kind, type or nature described in the foregoing clause (i) of or with respect to each third party with whom the Corporation at any time and from time to time enters a confidentiality or non-disclosure agreement pursuant to which the Corporation is obligated to keep such third party's information confidential. Notwithstanding the foregoing, Proprietary Information does not include information (1) which is or becomes part of the public domain through no fault of the Employee, or (2) which the Employee can demonstrate was independently developed by him without use of or reference to any Proprietary Information.

                  (b) Non-disclosure and Non-use Obligations. The Employee agrees that he will not at any time, without the prior written consent of the Corporation (which shall be evidenced by a writing signed by a majority of the Corporation's Board of Directors or by action taken by the Board of Directors at a meeting), either during or after any termination of this Agreement, divulge or disclose to anyone outside the Corporation or its professional advisers, or use or permit any third party to use for its own benefit, any such Proprietary Information. The Employee will not, during his or her engagement by the Corporation hereunder or at any time thereafter, use or attempt to use any such Proprietary Information for any purpose other than the Employee's provision of services to the Corporation, and in no event in any manner which may injure or cause loss or may be calculated or reasonably expected to injure or cause loss to the Corporation. Notwithstanding the provisions of this paragraph, Employee may divulge or disclose Proprietary Information to Employee's legal advisers, provided that such advisors agree to keep such Proprietary Information confidential, or in response to a court or arbitration order.

         The Employee further agrees not to make any notes, memoranda, flow charts, logic diagrams, specifications, reports, compilations, analyses, sketches, drawings, technical data, source code, object code, models or other physical manifestations (or copies thereof) relating to

                                                                   Exhibit 10.19

any matter within the scope of the Proprietary Information at any time otherwise than for the benefit of the Corporation, or, either during or after the termination of this Agreement, to use or permit to be used any such information (or copies thereof) otherwise than for the benefit of the Corporation. Upon termination of this Agreement, the Employee shall deliver to the Corporation at its address set forth above all such notes, memoranda, flow charts, logic diagrams, specifications, reports, compilations, analyses, sketches, drawings, technical data, source code, object code, models and other physical manifestations and any other related information and all copies thereof made during the term of this Agreement. Notwithstanding the provisions of this paragraph, Employee may retain, for a reasonable time, such copies as Employee reasonably believes may be necessary for legal reasons or upon advice of legal counsel for the purpose of defending Employee in any pending or threatened litigation.

         6. Certain Covenants of the Employee.

                  (a)      Property and Non-Solicitation.

                  (i) Non-Compete. During the time Employee is employed under this Agreement (the "Restricted Period"), the Employee shall not, in the United States of America or in any foreign country, directly or indirectly,
                           (i) engage in the Corporation Business for his own account; (ii) enter the employ of, or render any services to, any persons engaged in such activities; or (iii) become interested in any person engaged in the Corporation Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange or NASDAQ if the Employee (a) is not a controlling person of, or a member of a group which controls such person or (b) does not, directly or indirectly, own 4% or more of any class of securities of such person.

                  (ii) Property of the Corporation. Subject to Section 5(b), all memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the business of the Corporation or any of its affiliates shall be the Corporation's property and shall be delivered to the Corporation promptly upon the termination of the Employee's employment with the Corporation or any of its affiliates or at any other time on request.

                  (iii) Employees of the Corporation. During the Restricted Period and for a period of six months following the termination (whether for cause of otherwise) of the Employee's employment with the Corporation or any of

                                                                   Exhibit 10.19

                           its affiliates, the Employee shall not, directly or indirectly, hire, solicit or encourage to leave the employment of the Corporation or any of its affiliates, any employee of the Corporation or its affiliates or hire any such employee who has left the employment of the Corporation or any of its affiliates within six (6) months of the termination of such employee's employment with the Corporation or any of its affiliates.

                  (iv) Consultants and Independent Contractors of the Corporation. During the Restricted Period and for a period of six months following the termination (whether for cause of otherwise) of the Employee's employment with the Corporation or any of its affiliates, the Employee shall not, directly or indirectly, hire, solicit or encourage to cease to work with the Corporation or any of its affiliates, any consultant, sales representative or other person then under contract with the Corporation or any of its affiliates.

                  (b) Rights and Remedies Upon Breach. If the Employee breaches, or threatens to commit a breach of, any of the provisions of Section 6(a) (the "Restrictive Covenants"), the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity.

                  (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and its affiliates and that money damages will not provide an adequate remedy to the Corporation.

                  (ii) Accounting. The right and remedy to require the Employee to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as a result of any transactions constituting a breach of any of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Corporation.

                  (c) Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any parts thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  (d) "Blue-Penciling". If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area

                                                                   Exhibit 10.19

covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (e) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable under the law of that jurisdiction by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Corporation's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         7. Termination.

                  (a) Term. This Agreement shall commence as of the date first above written and shall continue in effect for three (3) years unless earlier terminated in one of the following manners, or upon the occurrence of one of the following events (with the period from the date hereof until the date of such expiration or earlier termination being referred to herein as the "Term"):

                  (i)      upon the Employee's death.

                  (ii) if the Employee becomes "Disabled." As used herein, the term "Disabled" shall mean the inability of the Employee to substantially perform the Employee's duties under this Agreement for a period in excess of either three (3) consecutive months or a total of one hundred eighty (180) days in any twelve (12) month period by reason of any incapacity, physical or mental, which the Corporation's Board of Directors, based upon medical advice or an opinion provided by Employee's treating physician, determines to have incapacitated the Employee from satisfactorily performing all of the Employee's usual services for the Corporation during the foreseeable future. The Board of Directors may elect to have Employee examined by a duly licensed independent physician, and Employee agrees to submit to such examination. In the event Employee's treating physician and any such independent physician are unable to agree as to whether Employee is Disabled, then the two physicians shall select a third physician and the opinion of any two of the three physicians shall be determinative.

                  (iii) by mutual agreement of the Employee and the Corporation.

                                                                   Exhibit 10.19

                  (iv) by the Corporation for "Cause." As used herein, "Cause" shall mean the failure by the Employee to observe any material provision of this Agreement or any other agreement, or any breach of any of the Employee's covenants, agreements, representations or warranties in any agreement between the Corporation and the Employee which default or breach continues ten (10) days after Employee receives notice thereof specifying each claimed breach or default, or any act committed by the Employee involving fraud, gross negligence or willful disregard of duty, insubordination (after written notice of the particulars and a reasonable -- under the circumstances -- opportunity to correct the conduct constituting the basis for such alleged insubordination), or other willful misconduct, the Employee's indictment or arraignment on any felony charges, or any conduct involving moral turpitude.

                  (b) Termination of Obligations. Upon the termination of the Employee's employment hereunder, all benefits hereunder shall thereupon terminate as of the date of termination, and the Employee shall return to the Corporation all of the Corporation's property in his possession or under his control, including all files, keys, reports and other tangible and intangible property of any kind, nature or description. The provisions of Sections 5 through 19 shall survive any expiration or earlier termination of this Agreement. The Employee shall receive all salary, bonuses and stock options pro rata to the extent earned as of the date of termination, as well as any other compensation to which he may be entitled under Section 7(d).

                  (c) Repayment of Moving Expenses. If, within one year of the date of this Agreement, (i) the Employee voluntarily (excluding death and disability) terminates his Employment with the Corporation, or (ii) the Corporation terminates the Employee's employment for Cause, then the Employee shall reimburse the Corporation for all moving expenses previously paid to the Employee or on the Employee's behalf, within thirty (30) days.

                  (d) Severance. If, within one year of the date of this Agreement, the Corporation terminates the Employee's employment without Cause, then the Corporation shall continue to pay the Employee his then current salary, bonuses and stock options pro rata, and other benefits (to the extent eligible), as of the date of termination, for six months following the date of the termination. Upon the termination of Employee's employment hereunder due to Employee's death or due to Employee becoming Disabled, Employee's salary, bonuses and stock options pro rata, and other benefits (to the extent eligible) hereunder shall continue for a period of six months following such termination.

         8. Prior Agreements. The Employee represents and warrants that he is not a party to or bound by an agreement which in any way prevents, limits, impairs or otherwise affects his ability to enter into and/or fully and timely perform his obligations under this Agreement, other than the terms of a Separation Agreement between Employee and his current employer, which terms have been furnished to the Corporation.

                                                                   Exhibit 10.19

         9. Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

         10. Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon as applied to agreements between Oregon residents entered and to be performed entirely within Oregon. Any dispute between the Employee and the Corporation arising under or related to this Agreement or otherwise concerning the employment of Employee by the Corporation or the termination of such employment shall be resolved by submitting the matter to binding arbitration in accordance with this Section 11. Arbitration shall be conducted in Portland, Oregon pursuant to the procedural rules then in effect of the American Arbitration Association and shall be heard by a single arbitrator, reasonably agreed to by the parties, who shall be an attorney-at-law licensed to practice and in good standing in the State of Oregon and knowledgeable in employment matters. The decision of such arbitrator shall be final and binding on the parties and may be entered for enforcement in any court or tribunal of competent jurisdiction and authority. The arbitrator shall award such damages or other relief as he deems appropriate and may, but shall not be required to, award legal fees and costs to the prevailing party. All costs of such arbitration (excluding fees, disbursements and expenses of counsel, advisors, witnesses and experts) shall be borne equally by the parties, subject to the arbitrator's award of costs and legal fees, if any. This Section 11 shall not prevent the Corporation from seeking or obtaining injunctive relief where such remedy is the appropriate form of remedy under the circumstances, including, without limitation, for any breach of Section 6 or 7 above.

         11. Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision of this Agreement and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

         12. Notice. Any and all notices required or permitted herein shall be deemed given if hand delivered or if mailed by registered or certified mail, return receipt requested, or by nationally recognized overnight courier, to the Corporation at its principal place of business, addressed to the attention of Leonard M. Tannenbaum, with a copy to Bernard D. Berman, Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108, and to the Employee at the address specified in the preamble of this Agreement, with a copy to David G. Crockett, 1005 North Market, Wichita, Kansas 67214, or at such other address or addresses as either party may hereafter designate in writing to the other.

         13. Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the

                                                                   Exhibit 10.19

parties under this Agreement may not be assigned without the prior written consent of the other party.

         14. Amendments. This Agreement may be amended at any time, but only by mutual consent of the parties hereto in writing, signed by the Corporation and the Employee.

         15. Right to Advice of Counsel. The Employee acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement.

         16. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

         17. Entire Agreement. This Agreement represents the final and entire agreement between the parties respecting its subject matter, and merges and supersedes any and all prior and contemporaneous agreements, promises, commitments, statements and communications, written and oral, between them relating to such subject matter.

         18. Approval of Board of Directors. This Agreement shall be effective upon execution by both parties.

         19. Headings. The various headings in this Agreement are inserted for convenience only and are not part of this Agreement.


      [Remainder of page left blank intentionally; signature page follows]

                                                                   Exhibit 10.19

        IN WITNESS WHEREOF, the Corporation and the Employee have duly executed this Employment Agreement as a sealed instrument to be effective on the Effective Date hereof.
                                      CORPORATION

                                      By: /s/ LEONARD TANNENBAUM
                                          --------------------------------------
                                          Leonard Tannenbaum
                                          Director/Chairman Comp Committee


                                      EMPLOYEE:

                                      /s/ STEVEN VICK
                                      ------------------------------------------
                                      Steven Vick



                                      S-1